Exhibit 10.46
Sonic Automotive, Inc.
Supplemental Executive Retirement Plan
“SERP”
Effective January 1, 2010

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
Schedule A
Schedule A-1

ARTICLE I
Establishment and Purpose
Sonic Automotive, Inc. (the “Company”) hereby adopts the Sonic Automotive, Inc. Supplemental Executive Retirement Plan, a nonqualified defined benefit plan (the “Plan” or the “SERP”), effective as of the Effective Date.
The purpose of the Plan is to attract and retain key employees by providing Participants with a retirement benefit in addition to the benefits provided by the Company’s tax-qualified retirement and other nonqualified deferred compensation plans. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.
The Plan constitutes an unsecured promise by the Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company (or other Employer, as applicable). Each Employer shall be solely responsible for payment of the benefits of its participating Employees and their Beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities of the Company or other Employer under this Plan will remain the general assets of the Company or other Employer, as the case may be, and shall remain subject to the claims of the Company’s or other Employer’s creditors until such amounts are distributed to the Participants.
ARTICLE II
Definitions
2.1	Accrued Benefit. Accrued Benefit means an annual payment made to a Participant or, if applicable, a Beneficiary or Beneficiaries, to the extent provided under the Plan including Schedule A, attached hereto.

2.2	Annual Salary. Annual Salary means the highest annualized base salary paid to a Participant by the Company or other Employer during a Plan Year, or if applicable, a partial Plan Year.

2.3	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant. Notwithstanding the foregoing, to the extent provided in Schedule A, in the event of the Participant’s death during the “benefit duration period” described in Schedule A, only the Participant’s surviving spouse (if any) may be the Beneficiary.

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

2.4	Cause. Cause means:
     (i) a material breach by the Participant of his or her obligations set forth in any employment agreement (other than due to Disability) with the Company or other Employer, which material breach is not remedied within five (5) business days after receipt of written notice specifying such a breach;
     (ii) a breach by the Participant of the terms of any secrecy, confidentiality, noncompetition, no-solicit, no-hire, nondisparagement and/or other restrictive covenants or clauses contained in any agreement with the Company, another Employer, and/or a subsidiary or affiliate of either;
     (iii) the conviction of the Participant of a felony;
     (iv) actions by the Participant involving moral turpitude;
     (v) willful failure of the Participant to comply with reasonable and lawful directives of the Company’s Board of Directors or the Participant’s superiors;
     (vi) chronic absenteeism of the Participant;
     (vii) willful or material misconduct of the Participant, including without limitation, misconduct involving fraud or dishonesty in the performance of the Participant’s covenants, duties or obligations in connection with his job or conduct which is deemed, in the sole judgment of the Compensation Committee, to be injurious to the Company or any of its subsidiaries or affiliates;
     (viii) the Participant’s illegal use of controlled substances; or
     (ix) to the extent applicable, the final and non-appealable determination by a court of competent jurisdiction that the Participant willfully and knowingly filed a fraudulent certification under Section 302 of the Sarbanes Oxley Act.
2.5	Change in Control. Change in Control means any of the following events: (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company.

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
For purposes of this Section, a change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group (other than (a) Sonic Financial Corporation, O. Bruton Smith or B. Scott Smith, (b) any spouse, immediate family member or lineal descendent of O. Bruton Smith or B. Scott Smith (collectively with O. Bruton Smith or B. Scott Smith, a “Smith Family Member”) or (c) any trust, corporation, partnership or other entity the beneficiaries, stockholders, partners or owners of which are Smith Family Members (the persons and entities in (a), (b) and (c) referred to, individually and collectively, as the “Smith Group”)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

A change in the effective control of the Company occurs on the date on which either: (i) a person, or more than one person acting as a group, (in either case, other than members of the Smith Group) acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Company.

A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than members of the Smith Group or any other person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.6	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article IX of this Plan.

2.7	Code. Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section of the Code or Treasury Regulations shall be deemed to include reference to any amendments or successor provisions thereto.

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
2.8	Code Section 409A. Code Section 409A means Section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.9	Committee. Committee means the Compensation Committee of the Board of Directors of the Company.

2.10	Company. Company means Sonic Automotive, Inc.

2.11	Death Benefit. Death Benefit means the Accrued Benefit payable pursuant to the provisions of Article V of the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death.

2.12	Disability Benefit. Disability Benefit means the Accrued Benefit payable pursuant to the provisions of Article V of the Plan to a Participant in the event such Participant is determined to be Disabled.

2.13	Disabled (or Disability). Disabled or Disability means that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer. The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A; provided, however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration.

2.14	Effective Date. Effective Date means January 1, 2010.

2.15	Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of the Company and other Employers within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.

2.16	Employee. Employee means a common-law employee of an Employer.

2.17	Employer. Employer means, with respect to Employees it employs, the Company and all subsidiaries and affiliates of the Company.

2.18	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
2.19	Final Average Salary. Final Average Salary means the average of the highest three Annual Salaries during the last five Plan Years prior to the Participant’s Separation from Service. In the event that a Participant has fewer than three Plan Years of employment with the Company and/or other Employer, Final Average Salary means the average of the Annual Salaries paid to such Participant during such Plan Years of employment (including one, if applicable).

2.20	Normal Retirement. Normal Retirement means Separation from Service on or after attaining age sixty-five (65), or after attaining age fifty-five (55) so long as the Participant has at least ten (10) Years of Service.

2.21	Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to receive benefits under the Plan pursuant to Section 3.1 and any other person with an Accrued Benefit greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan. Participants are designated as “Tier 1,” “Tier 2,” or “Tier 3” Participants by the Committee upon notification of eligibility.

2.22	Payment Schedule. Payment Schedule means the time and form of payment in which payment of a benefit will be made under the Plan, as specified in Article V of the Plan.

2.23	Plan. Generally, the term Plan means the “Sonic Automotive, Inc. Supplemental Executive Retirement Plan” or the “Sonic Automotive, Inc. SERP” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan and any other nonqualified defined benefit plan or portion thereof that is treated as a single plan under such Section.

2.24	Plan Year. Plan Year means January 1 through December 31.

2.25	Retirement Benefit. Retirement Benefit means the Accrued Benefit payable to a Participant pursuant to the provisions of Article V of the Plan following the Participant’s Normal Retirement.

2.26	Separation from Service. Separation from Service means an Employee’s termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.17 of the Plan, except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is a subsidiary or affiliate of the Company under Code Section 414(b), and in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining whether another organization is a subsidiary or affiliate of the Company under Code Section 414(c), 80% shall remain the applicable percentage in making such determinations.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

2.27	Specified Employee. Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.

An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(2) (wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the employer maintaining the Plan, to the

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
extent such amounts are includible in gross income or would be includible but for an election under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), including the earned income of a self-employed individual)/1.415(c)-2(d)(3) (wages within the meaning of Code Section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed).

Notwithstanding anything in this paragraph to the contrary: (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (ii) the Company may, through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Company elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.28	Specified Employee Identification Date. Specified Employee Identification Date means December 31, unless the Company has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company and other Employers.

2.29	Specified Employee Effective Date. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.30	Termination Benefit. Termination Benefit means the vested portion of the Accrued Benefit payable to a Participant pursuant to provisions of Article V of the Plan following the Participant’s Separation from Service other than due to death, Disability, or Normal Retirement.

2.31	Year of Service. Year of Service (for purposes of Normal Retirement prior to age 65) means each 365-day period of employment with the Company and/or other Employer, commencing on a Participant’s hire date and each anniversary thereof.

2.32	Year of Plan Service. Year of Plan Service (for purposes of vesting and, to the extent provided by the Plan and Schedule A, determining Accrued Benefits) means each 365-

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
day period of employment with the Company and/or other Employer, commencing on the Participant’s effective date of participation in the Plan and each anniversary thereof.
ARTICLE III
Eligibility and Participation
3.1	Eligibility and Participation. An Eligible Employee becomes a Participant upon receipt of notification of eligibility to participate. Tier 1, Tier 2, and Tier 3 Participants have different Accrued Benefit levels, as further described in Schedule A. The Committee designates the Eligible Employees who shall become Participants and may require that Eligible Employees execute a participation acknowledgment or agreement as a condition of participation.

3.2	Duration. A Participant with an Accrued Benefit remains a Participant, regardless of any change in employment status, until such benefit has been paid in full.
ARTICLE IV
Vesting
Accrued Benefits vest in accordance with the vesting schedule set forth in Schedule A (including Schedule A-1, as applicable), attached hereto. The portion of a Participant’s Accrued Benefit that remains unvested upon his or her Separation from Service after the application of the terms of this Article IV shall be forfeited.
A Participant also shall forfeit his or her Accrued Benefit as provided in Article V below.
ARTICLE V
Benefits
5.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:
(a)	Retirement Benefit. Upon the Participant’s Normal Retirement, he or she shall be entitled to a Retirement Benefit. The Retirement Benefit shall be equal to the Participant’s Accrued Benefit, determined as of the first day of the month following the Participant’s Separation from Service.

(b)	Termination Benefit. Upon the Participant’s Separation from Service for reasons other than death, Disability or Normal Retirement, he or she shall be entitled to a Termination Benefit. The Termination Benefit shall be equal to his or her vested

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
Accrued Benefit, reduced to reflect commencement of payments earlier than the date that Normal Retirement would have occurred had the Participant remained employed with the Company, as further provided in Schedule A (including Schedule A-1, as applicable). The Termination Benefit shall be based on the value of the Accrued Benefit as of the first day of the month following the month in which Separation from Service occurs.

(c)	Disability Benefit. Upon a determination by the Committee that a Participant is Disabled, he or she shall be entitled to a Disability Benefit. The Disability Benefit shall be equal to the Retirement Benefit calculated as though the date of onset of the Participant’s Disability was the date of the Participant’s Normal Retirement. The Disability Benefit shall be based on the value of the Accrued Benefit as of the last day of the month in which Disability occurs.

(d)	Death Benefit. In the event of the Participant’s death prior to Separation from Service, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit equal to the present value (utilizing reasonable interest assumptions determined in the sole discretion of the Committee) of the installment payments of the Retirement Benefit calculated as though the date of death were the date of Normal Retirement.
5.2	Payment Schedule.
(a)	Retirement Benefit. A Participant (or Beneficiary, if applicable) who is entitled to receive a Retirement Benefit shall receive payment of such benefit according to the Payment Schedule specified in Schedule A. Payment of the Retirement Benefit will begin the first day of the month following the month in which Separation from Service occurs, provided, however, that with respect to a Participant who is a Specified Employee as of the date of such Participant’s Normal Retirement, the first installment payment will be made on the first day of the seventh month following the month in which such Separation from Service occurs. Subsequent installment payments to a Specified Employee will be paid on the anniversary of the date the initial installment otherwise would have been made.

(b)	Termination Benefit. A Participant (or Beneficiary, if applicable) who is entitled to receive a Termination Benefit shall receive payment of such benefit according to the Payment Schedule specified in Schedule A. Payment of the Termination Benefit will begin the first day of the month following the month in which Separation from Service occurs; provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, the first installment payment will be made on the first

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
day of the seventh month following the month in which such Separation from Service occurs. Subsequent installment payments to a Specified Employee will be paid on the anniversary of the date the initial installment otherwise would have been made.

(c)	Disability Benefit. A Participant (or Beneficiary, if applicable) who is entitled to receive a Disability Benefit shall receive payment of such benefit according to the Payment Schedule specified in Schedule A. The Disability Benefit will begin to be paid the first day of the month following the month in which Disability occurs.

(d)	Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum. The Death Benefit shall be paid on the first day of the month following the month in which death occurred.

(e)	Change in Control. The foregoing provisions regarding form of payment notwithstanding, a Participant will receive his or her Retirement Benefit or Termination Benefit, as applicable, in a single lump sum payment equal to the present value (utilizing reasonable interest assumptions determined in the sole discretion of the Committee) of the unpaid, vested Accrued Benefit, if Separation from Service occurs within 24 months following a Change in Control.
5.3	Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

5.4	Payments Treated as Made on the Designated Payment Date. Payments made on the payment date specified in the Plan, or on a later date within the same taxable year of the Participant or Beneficiary, or, if later, by the fifteenth (15th) day of the third calendar month following the payment date specified in the Plan shall be treated as having been made on the payment date; provided, however, that the Participant or Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment. In addition, payments made no earlier than 30 days before the designated payment date will likewise be treated as having been made on the payment date so long as the Participant or Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment. The foregoing shall be administered in compliance with the provisions of

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
Treas. Reg. Section 1.409A-3(d), which Regulation may authorize other instances in which payments made after the payment date shall be treated as having been made on the payment date.

5.5	Forfeiture of Accrued Benefit.
(a)	Termination for Cause. Notwithstanding anything herein to the contrary, if a Participant incurs a Separation from Service due to termination of his or her employment for Cause, or if a Participant is determined by the Committee to have engaged in any act (or omission) which would have constituted Cause for termination of employment (provided that for a Participant who already incurred a Separation from Service prior to such Committee determination, only Sections 2.4(ii), (v), (vii) and (ix) shall be considered for this purpose), the Participant shall immediately forfeit his or her Accrued Benefit (regardless of the extent vested) and no future benefits shall be paid to the Participant or any Beneficiary thereof, including any remaining unpaid Retirement Benefit, Disability Benefit or Termination Benefit if the Participant already is in pay status. In the case of a Participant who already is in pay status, the Participant shall be obligated to pay to the Company an amount equal to all benefit payments the Participant has received pursuant to the Plan.

(b)	Violation of Restrictive Covenants. As a condition precedent to receiving an Accrued Benefit under the Plan and notwithstanding anything herein to the contrary, a Participant shall immediately forfeit his or her Accrued Benefit (regardless of the extent vested) and no future benefits shall be paid to the Participant or any Beneficiary thereof, including any remaining unpaid Retirement Benefit, Disability Benefit or Termination Benefit if the Participant already is in pay status, in the event that the Committee determines, in its good faith discretion, that the Participant has failed to comply with any of the conditions in this Section 5.5(b). In the case of a Participant who already is in pay status, the Participant shall be obligated to pay to the Company an amount equal to all benefit payments the Participant has received pursuant to the Plan.

Notwithstanding the foregoing, the Participant shall not incur such forfeiture with respect to (ii) or (iii) below if the Participant has sought and received a waiver from the Committee or a majority of the members of the Company’s Board of Directors as constituted at that time (which waiver shall not be unreasonably withheld) with respect to the restricted actions proposed to be taken by the Participant.

For the avoidance of any doubt, the sole consequences arising under this Plan with respect to a Participant who violates any of the provisions of this Section

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
5.5(b) shall be the forfeiture of the Participant’s Accrued Benefit and the repayment obligations described above, and this Section 5.5(b) does not vest in the Company any right to injunctive relief or any other remedies with respect to a violation of this Section 5.5(b). Notwithstanding the foregoing, nothing under this Plan shall limit the Company’s (or its subsidiaries’ or affiliates’) remedies under any other agreements containing secrecy, confidentiality, noncompetition, no-solicit, no-hire, nondisparagement and/or other restrictive covenants or clauses which the Participant may have breached.

For purposes of this Section 5.5(b), the term “Business” shall refer to the Company’s business of owning and operating automobile and/or truck dealerships and collision repair centers, which business includes, without limitation, the marketing, selling and leasing of new and used vehicles, the servicing of automobiles and trucks, including collision repair, and the provision of financing and insurance to automobile and truck customers. In addition, the term “Confidential Information” shall refer to the valuable, highly confidential, privileged and proprietary information relating to the Company’s Business, including, without limitation, existing and future inventory information, financial information, unpublished present and future marketing strategies and promotional programs, and other information regarded by the Company as proprietary and confidential.
(i)	While a Participant in the Plan and thereafter, the Participant shall not at any time, without the Company’s prior written consent, use, divulge, disclose, furnish or make accessible to any third person, company or other entity, any aspect of the Confidential Information (other than as required in the ordinary discharge of the Participant’s duties for the Company).

(ii)	While a Participant in the Plan and, if later, until the end of the two-year period following the Participant’s Separation from Service, the Participant shall not directly or indirectly:
(A)	employ or solicit the employment of, or hire or retain as an agent, consultant or in any other capacity, or engage in any business enterprise with, any person who is or was employed by the Company, its affiliates or subsidiaries at any time while the Participant is a Participant in the Plan and, if later, during the two-year period following the Participant’s Separation from Service; or

(B)	interfere or attempt to interfere with the terms or other aspects of the relationship between the Company and any person or entity from whom the Company has purchased automobiles, trucks, parts,

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
supplies, inventory or services at any time while the Participant is a Participant in the Plan and, if later, during the two-year period following the Participant’s Separation from Service.
(iii)	While a Participant in the Plan and, if later, until the end of the two-year period following the Participant’s Separation from Service, the Participant shall not directly or indirectly, provide information to, solicit or sell for, organize or own any interest in (either directly or thorough any parent, affiliate or subsidiary corporation, partnership, or other entity), or become employed or engaged by, or act as agent for any person, corporation, partnership or other entity that is directly or indirectly engaged in a business in the Restricted Territory (as defined below) which is substantially similar to the Business or any of its component parts, or which is otherwise competitive with the Company’s business; provided, however, that nothing herein shall preclude the Participant from holding not more than 3% of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of the Company, so long as such ownership does not provide to the Participant the ability to influence the management of such company in any material respect.

For this purpose, “Restricted Territory” means (A) all Standard Metropolitan Statistical Areas, as determined by the United States Office of Management and Budget from time to time, in which the Company or one of the Company’s subsidiaries has an office, store or other place of business at any time while the Participant is a Participant in the Plan and, if later, during the two-year period following the Participant’s Separation from Service; and (B) all counties in all states in which the Company or one of the Company’s subsidiaries has an office, store or other place of business at any time while the Participant is a Participant in the Plan and, if later, during the two-year period following the Participant’s Separation from Service.

(iv)	While a Participant in the Plan and thereafter, the Participant shall not at any time, directly or indirectly, either orally, in writing or otherwise, disparage the Company or any subsidiary or affiliate thereof, its officers, directors, employees, representatives, agents, shareholders or its business or products, and shall not, directly or indirectly, make any communication or comment, whether written or oral, which might cause injury or damage to any of the foregoing or their respective reputations.

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
ARTICLE VI
Administration
6.1	Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility to participate, eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article IX.

6.2	Withholding. The Company or applicable Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). The Company or applicable Employer also shall have the right to withhold from other amounts owed to a Participant, or require the Participant to remit, an amount sufficient to satisfy any taxes required by law to be withheld with respect to any Plan benefit or the vesting or payment of any Plan benefit.

6.3	Indemnification. The Company shall indemnify and hold harmless its employees, officers, and directors to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person if his or her actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

6.4	Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

6.5	Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
ARTICLE VII
Amendment and Termination
7.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article VII.

7.2	Amendments. The Company, by action taken by the Committee, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Accrued Benefits of any Participant accrued as of the date of any such amendment (as if the Participant had incurred a Separation from Service on such date) without the written consent of the Participant.

7.3	Termination. The Company, by action taken by the Committee, may terminate the Plan at any time and, in such case, may determine to pay Participants and Beneficiaries the present value (utilizing reasonable interest assumptions determined in the sole discretion of the Committee) of their Accrued Benefits in a single lump sum, to the extent permitted by and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

7.4	Accrued Benefits Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.
ARTICLE VIII
Informal Funding
8.1	General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company or applicable Employer, or a trust described in this Article VIII. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company or other Employer. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or other Employer and any Participant, Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company or other Employer, as the case may be.

8.2	Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company or other applicable Employer or from the assets of any such rabbi trust.

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

If a rabbi trust is in existence upon the occurrence of a Change in Control, as defined in this Plan, the Company shall, upon such Change in Control, and on each anniversary of the Change in Control, contribute (and/or cause each applicable Employer to contribute) in cash or liquid securities such amounts as are necessary so that the value of assets after making the contributions at least equals the total value of all Accrued Benefits.
ARTICLE IX
Claims
9.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and any such denial shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”). For purposes of the Plan, electronic notification from the Committee may serve as written notification subject to and in accordance with applicable Department of Labor regulations.
(a)	In General. Notice of a denial of benefits (other than Disability Benefits) will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)	Disability Benefits. Notice of denial of a Disability Benefit will be provided within 45 days of the Committee’s receipt of the Claimant’s claim for a Disability Benefit. If the Committee determines that it needs additional time to review the Disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice also shall: (i) reference the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. In the case of a complete or partial denial of a Disability Benefit claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.
9.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”), which may be the Committee except as otherwise provided below. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may have, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
(a)	In General. Appeal of a denied benefits claim (other than a Disability Benefit claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Disability Benefits. Appeal of a denied Disability Benefit claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted by the Appeals Committee (exclusive of any person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Appeals Committee shall: (i) not afford deference to the initial denial of the claim, (ii) if the initial claim denial was based in whole or in part on a medical judgment, consult a medical professional who has appropriate training and experience in the field of medicine involving the medical judgment and who was neither consulted as part of the initial denial nor is the subordinate of such individual, and (iii) identify any medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
(c)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the Plan (provided that the Plan is not required to have any such procedures) and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(d)	For the denial of a Disability Benefit, the notice will also include (i) a statement that the Appeals Committee will provide, upon request and free of charge: (A) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, and (B) any medical opinion relied upon to make the decision, and (ii) if applicable, the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.
9.3	Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Company shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control and the Company has established a rabbi trust as described in Section 8.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Accrued Benefit and will be included in determining the Company’s or other Employer’s trust funding obligation under Section 8.2.

9.4	Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
ARTICLE X
General Provisions
10.1	Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

The Company or other Employer may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting the Company or other Employer without the consent of the Participant.

10.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company or other Employer. The right and power of the Company or other Employer to dismiss or discharge an Employee is expressly reserved. The Company and other Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s Beneficiaries resulting from participation in the Plan.

10.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company and/or other Employer.

10.4	Notice. Any notice or filing required or permitted to be delivered to the Company or Committee under this Plan shall be delivered in writing in person or by registered or certified mail, or through such electronic means as is established by the Committee. Once received, notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:
SONIC AUTOMOTIVE, INC.
ATTN: VICE PRESIDENT OF HUMAN RESOURCES
6415 IDLEWILD ROAD, SUITE 109
CHARLOTTE, NORTH CAROLINA 28212

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant or delivered electronically in accordance with applicable Department of Labor regulations.

10.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

10.6	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

10.7	Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If the Committee is unable to locate a Participant or Beneficiary to whom payment is due or if benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall cause the benefit due under the terms of the Plan to be paid into a taxable bank account established by the Committee in the name of such Participant or Beneficiary.

10.8	Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, the Employer and the Plan from further liability on account thereof.

10.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of North Carolina shall govern the construction and administration of the Plan.

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
IN WITNESS WHEREOF, the undersigned executed this Plan as of the _____ day of                     , 2009, to be effective as of the Effective Date.
Sonic Automotive, Inc.
                                                                (Signature)
By:                                            (Print Name)
Its:                                            (Title)

Schedule A
1.	Accrued Benefit.
(a)	The Accrued Benefit for a Tier 1 Participant shall be fifty percent (50%) of such Participant’s Final Average Salary, determined in the sole discretion of the Committee.

(b)	The Accrued Benefit for a Tier 2 Participant shall be forty percent (40%) of such Participant’s Final Average Salary, determined in the sole discretion of the Committee.

(c)	The Accrued Benefit for a Tier 3 Participant shall be thirty-five percent (35%) of such Participant’s Final Average Salary, determined in the sole discretion of the Committee.
2.	Payment Schedule for Benefits other than Death Benefit.
The Payment Schedule for the Retirement Benefit, Termination Benefit and Disability Benefit shall be annual installment payments in substantially equal amounts to the Participant and/or (if applicable) to the Participant’s spouse for the duration of the “benefit payment period.” The “benefit payment period” is fifteen (15) years. Payments are made to the Participant unless the Participant dies during the “benefit payment period” leaving a spouse surviving him or her, in which case payments continue to be made to the surviving spouse for the remainder of the benefit payment period.
3.	Reduction of Accrued Benefit for Early Separation from Service.
Except as provided in Schedule A-1, the Accrued Benefit for purposes of determining the Termination Benefit shall be calculated by beginning with the amount of the vested Retirement Benefit and then reducing that amount by ten percent (10%) for each year the Participant’s payment commencement date precedes the earliest date that such Participant would have qualified for Normal Retirement (e.g., the earlier of attainment of age 65 or age 55 with at least ten Years of Service).
4.	Vesting. Except as provided in Schedule A-1, Participants will vest in their Accrued Benefits according to the applicable schedule as follows:

Years of Plan Service	Percent Vested
Less than 1	0%
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
5 or more	100%

Sonic Automotive, Inc. Supplemental Executive Retirement Plan (“SERP”)
5.	Accelerated Vesting. Participants will become 100% vested in their Accrued Benefits upon Normal Retirement, death prior to Separation from Service, Disability prior to Separation from Service, or upon a Change in Control prior to Separation from Service.

Schedule A-1
Special Provisions Applicable to David Cosper
1. No Reduction of Accrued Benefit for Early Separation from Service. Section 3 of Schedule A shall not apply to Mr. Cosper’s Accrued Benefit.
2. Special Vesting Schedule. Notwithstanding the vesting schedule in Section 4 of Schedule A, Mr. Cosper will vest in his Accrued Benefits according to the applicable schedule as follows:

Years of Plan Service	Percent Vested
Less than 2	0%
At least 2 but less than 4	20%
At least 4 but less than 6	50%
At least 6 but less than 8	75%
8 or more	100%
Section 5 of Schedule A (Accelerated Vesting) also shall apply to Mr. Cosper.